UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Act of 1934

(Amendment No.   )*

MEDMEN ENTERPRISES INC.

(Name of Issuer)

CLASS B SUBORDINATE VOTING SHARES

(Title of Class of Securities)

58507M107

(CUSIP Number)

December 31, 2020

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒	Rule 13d-1(b)
☐	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Gotham Green Partners, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 212,584,041 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 212,584,041 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 212,584,041 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 29.4% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA

(1)	Includes (a) 246,215 Class B Common Shares of MM CAN USA Inc., a California corporation (“MM CAN”), which upon redemption or exchange, MM CAN may assign to the Issuer its rights and obligations to effect such redemption or exchange and Class B Subordinate Voting Shares (“Shares”) of the Issuer may be issued, (b) an aggregate of 101,881,727 Shares underlying Convertible Notes as of January 11, 2011, and (c) an aggregate of 108,017,074 Shares underlying Warrants as of January 11, 2011.
(2)	Calculated based on 512,315,834 Shares outstanding as of December 31, 2020, according to the Issuer’s Registration Statement on Form 10 filed with the SEC on January 15, 2021.

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CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Gotham Green Fund 1 LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 8,889,555 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 8,889,555 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,889,555 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.7% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Includes (a) an aggregate of 4,559,764 Shares underlying Convertible Notes as of January 11, 2011, and (b) an aggregate of 4,207,856 Shares underlying Warrants as of January 11, 2011.
(2)	Calculated based on 512,315,834 Shares outstanding as of December 31, 2020, according to the Issuer’s Registration Statement on Form 10 filed with the SEC on January 15, 2021.

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CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Gotham Green Fund 1(Q) LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 35,804,665 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 35,804,665 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,804,665 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.5% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Includes (a) 246,215 Class B Common Shares of MM CAN, which upon redemption or exchange, MM CAN may assign to the Issuer its rights and obligations to effect such redemption or exchange and Shares of the Issuer may be issued, (b) an aggregate of 18,236,576 Shares underlying Convertible Notes as of January 11, 2011, and (c) an aggregate of 16,834,054 Shares underlying Warrants as of January 11, 2011.
(2)	Calculated based on 512,315,834 Shares outstanding as of December 31, 2020, according to the Issuer’s Registration Statement on Form 10 filed with the SEC on January 15, 2021.

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CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Gotham Green Fund II LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 7,184,856 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 7,184,856 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,184,856 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.4% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Includes (a) an aggregate of 3,696,571 Shares underlying Convertible Notes as of January 11, 2011, and (b) an aggregate of 3,220,059 Shares underlying Warrants as of January 11, 2011.
(2)	Calculated based on 512,315,834 Shares outstanding as of December 31, 2020, according to the Issuer’s Registration Statement on Form 10 filed with the SEC on January 15, 2021.

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CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Gotham Green Fund II(Q) LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 40,093,813 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 40,093,813 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,093,813 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.3% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Includes (a) an aggregate of 21,515,345 Shares underlying Convertible Notes as of January 11, 2011, and (b) an aggregate of 17,017,425 Shares underlying Warrants as of January 11, 2011.
(2)	Calculated based on 512,315,834 Shares outstanding as of December 31, 2020, according to the Issuer’s Registration Statement on Form 10 filed with the SEC on January 15, 2021.

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CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Gotham Green Partners SPV IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 31,686,944 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 31,686,944 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,686,944 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.8% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Includes (a) an aggregate of 21,832,217 Shares underlying Convertible Notes as of January 11, 2011, and (b) an aggregate of 9,854,727 Shares underlying Warrants as of January 11, 2011.
(2)	Calculated based on 512,315,834 Shares outstanding as of December 31, 2020, according to the Issuer’s Registration Statement on Form 10 filed with the SEC on January 15, 2021.

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CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Gotham Green Partners SPV VI, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 88,924,207 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 88,924,207 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 88,924,207 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 14.8% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Includes (a) an aggregate of 32,041,254 Shares underlying Convertible Notes as of January 11, 2011, and (b) an aggregate of 56,882,953 Shares underlying Warrants as of January 11, 2011.
(2)	Calculated based on 512,315,834 Shares outstanding as of December 31, 2020, according to the Issuer’s Registration Statement on Form 10 filed with the SEC on January 15, 2021.

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CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Jason Adler
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 212,584,041 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 212,584,041 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 212,584,041 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 29.4% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA

(1)	Includes (a) 246,215 Class B Common Shares of MM CAN, which upon redemption or exchange, MM CAN may assign to the Issuer its rights and obligations to effect such redemption or exchange and Shares of the Issuer may be issued, (b) an aggregate of 101,881,727 Shares underlying Convertible Notes as of January 11, 2011, and (c) an aggregate of 108,017,074 Shares underlying Warrants as of January 11, 2011.
(2)	Calculated based on 512,315,834 Shares outstanding as of December 31, 2020, according to the Issuer’s Registration Statement on Form 10 filed with the SEC on January 15, 2021.

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Item 1.	(a)	Name of Issuer:

MedMen Enterprises Inc.

(b)	Address of Issuer's Principal Executive Offices:

10115 Jefferson Boulevard

Culver City, CA 90232

Item 2.	(a)	Name of Persons Filing:

Gotham Green Partners, LLC

Gotham Green Fund 1 LP

Gotham Green Fund I (Q) LP

Gotham Green Fund II LP

Gotham Green Fund II (Q) LP

Gotham Green Partners SPV IV, L.P.

Gotham Green Partners SPV VI, L.P.

Jason Adler

(b)	Address of Principal Business Office or, if none, Residence:

1437 4th Street

Santa Monica, CA 90401

(c)	Citizenship:

Gotham Green Partners, LLC - Delaware

Gotham Green Fund 1 LP - Delaware

Gotham Green Fund I (Q) LP - Delaware

Gotham Green Fund II LP - Delaware

Gotham Green Fund II (Q) LP - Delaware

Gotham Green Partners SPV IV, L.P. - Delaware

Gotham Green Partners SPV VI, L.P. - Delaware

Jason Adler – United States

(d)	Title of Class of Securities:

Class B Subordinate Voting Shares, without par value

(e)	CUSIP Number:

58507M107

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Item 3.	If this statement is filed pursuant to §§240.13d-l(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);
(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8);
(e)	☒	An investment adviser in accordance with § 240.13d-l(b)(l)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-l(b)(l)(ii)(F);
(g)	☒	A parent holding company or control person in accordance with § 240.13d-l(b)(l)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);
(j)	☐	A non-U.S. institution in accordance with § 240.13d-l(b)(l)(ii)(J);
(k)	☐	Group, in accordance with § 240.13d-l(b)(l)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-l(b)(l)(ii)(J), please specify the type of institution:

Item 4.	Ownership.

Gotham Green Partners, LLC is the SEC registered investment adviser to the Gotham Funds (as defined below). Gotham Green GP 1 LLC is the general partner of Gotham Green Fund 1, LP and Gotham Green Fund 1 (Q) LP. Gotham Green GP 2 LLC is the general partner to Gotham Green Fund II LP and Gotham Green Fund II (Q) LP. Gotham Green Partners SPV IV GP, LLC is the general partner of Gotham Green Partners SPV IV, L.P., and Gotham Green Partners SPV VI GP, LLC is the general partner of Gotham Green Partners SPV VI, L.P (collectively, the “Gotham Funds”). Jason Adler is the Managing Member of Gotham Green Partners, LLC.

In its role as investment advisor, Gotham Green Partners, LLC, and Jason Adler, as the Managing Member of Gotham Green Partners, LLC, may possess voting and/or investment power over the securities of the Issuer that are owned by the Gotham Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Gotham Funds. However, all securities reported in this Schedule are owned by the respective Gotham Funds. Gotham Green Partners, LLC and Jason Adler disclaim beneficial ownership of such securities. In addition, the filing of this Schedule 13G shall not be construed as an admission that either Gotham Green Partners, LLC or Jason Adler or any of their respective affiliates is the beneficial owner of any securities covered by this Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934, as amended.

The information set forth in Rows 5 through 11 on the cover page for each Reporting Person is hereby incorporated by reference into this Item 4 as set forth below:

(a)	Amount beneficially owned: See Row 9 of cover page for each Reporting Person.

(b)	Percent of class: See Row 11 of cover page for each Reporting Person.

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(c)	Number of shares as to which the person has: See Row 9 of cover page for each Reporting Person.

	(i)	Sole power to vote or to direct the vote See Row 5 of cover page for each Reporting Person.

	(ii)	Shared power to vote or to direct the vote See Row 6 of cover page for each Reporting Person.

	(iii)	Sole power to dispose or to direct the disposition of See Row 7 of cover page for each Reporting Person.

	(iv)	Shared power to dispose or to direct the disposition of See Row 8 of cover page for each Reporting Person.

The Reporting Persons have entered into a Joint Filing Agreement, a copy of which is filed with this Schedule 13G as Exhibit 1, pursuant to which the Reporting Persons have agreed to file this Schedule 13G jointly in accordance with the provisions of Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended.

Item 5.	Ownership of Five Percent or Less of a Class: If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Persons.

See Item 4 above.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

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SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: February 16, 2021

GOTHAM GREEN PARTNERS, LLC		GOTHAM GREEN FUND II(Q), LP

By:	/s/ Jason Adler	By: Gotham Green GP 2 LLC
Name:	Jason Adler
Title:	Managing Member	By:	/s/ Jason Adler
		Name:	Jason Adler
		Title:	Managing Member

GOTHAM GREEN FUND 1, LP		GOTHAM GREEN PARTNERS SPV IV, L.P

By: Gotham Green GP 1 LLC		By: Gotham Green Partners SPV IV GP, LLC

By:	/s/ Jason Adler	By:	/s/ Jason Adler
Name:	Jason Adler	Name:	Jason Adler
Title:	Managing Member	Title:	Managing Member

GOTHAM GREEN FUND I(Q), LP		GOTHAM GREEN PARTNERS SPV VI, L.P

By: Gotham Green GP 1 LLC		By: Gotham Green Partners SPV VI GP, LLC

By:	/s/ Jason Adler	By:	/s/ Jason Adler
Name:	Jason Adler	Name:	Jason Adler
Title:	Managing Member	Title:	Managing Member

GOTHAM GREEN FUND II, LP		/s/ Jason Adler
JASON ADLER
By: Gotham Green GP 2 LLC

By:	/s/ Jason Adler
Name:	Jason Adler
Title:	Managing Member

Attention:	Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

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Exhibit 1

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

February 16, 2021

GOTHAM GREEN PARTNERS, LLC		GOTHAM GREEN FUND II(Q), LP

By:	/s/ Jason Adler	By: Gotham Green GP 2 LLC
Name:	Jason Adler
Title:	Managing Member	By:	/s/ Jason Adler
		Name:	Jason Adler
		Title:	Managing Member

GOTHAM GREEN FUND 1, LP		GOTHAM GREEN PARTNERS SPV IV, L.P

By: Gotham Green GP 1 LLC		By: Gotham Green Partners SPV IV GP, LLC

By:	/s/ Jason Adler	By:	/s/ Jason Adler
Name:	Jason Adler	Name:	Jason Adler
Title:	Managing Member	Title:	Managing Member

GOTHAM GREEN FUND I(Q), LP		GOTHAM GREEN PARTNERS SPV VI, L.P

By: Gotham Green GP 1 LLC		By: Gotham Green Partners SPV VI GP, LLC

By:	/s/ Jason Adler	By:	/s/ Jason Adler
Name:	Jason Adler	Name:	Jason Adler
Title:	Managing Member	Title:	Managing Member

GOTHAM GREEN FUND II, LP		/s/ Jason Adler
JASON ADLER
By: Gotham Green GP 2 LLC

By:	/s/ Jason Adler
Name:	Jason Adler
Title:	Managing Member